Exhibit 8


            Letterhead of Paul, Hastings, Janofsky & Walker LLP







                                August 27, 1997







Dean Witter Reynolds Inc.
Two World Trade Center
New York, NY  10048

          Re:  Dean Witter Select Municipal Trust,
               Insured California Series 58

Gentlemen:

          Pursuant to your request, we have reviewed the opinion expressed by prior California counsel to you regarding certain California income and property tax matters with respect to Dean Witter Select Municipal Trust, Insured California Series 58 (the "Insured California Trust). We are of the opinion that such opinion, a copy of which is set forth in the Prospec-tus comprising a part of Post-Effective Amendment No. 5 to the Form S-6 Registration Statement of the Insured California Trust (SEC File No. 45205), remains valid, that no change has occurred which would require a change to such opinion, and that you may rely on it in connection with the filing of such Post Effective Amendment.

          We consent to the use of our name under the caption "California Tax Status" in such Prospectus and to the filing of this opinion as an ex-hibit to such Post Effective Amendment.


                         Very truly yours,


                         Paul, Hastings, Jonofsky & Walker LLP
                         Paul, Hastings, Janofsky & Walker LLP







                                                             Exhibit 23.1a.



                Letterhead of KENNY S&P EVALUATION SERVICES
                    A division of J.J. Kenny Co., Inc.


                                                          September 4, 1997


Dean Witter Reynolds Inc.
Two World Trade Center
New York, NY  10048


               Re:  Dean Witter Select Municipal Trust,
                    Insured California Series 58


Gentlemen:

          We have examined the post-effective Amendment to the Registration Statement File No. 33-45205 for the above-captioned trust. We hereby ac-knowledge that Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Amendment of the reference to Kenny S&P Evaluation Serv-ices, a division of J.J. Kenny Co., Inc. as evaluator.

          In addition, we hereby confirm that the ratings indicated in the above-referenced Amendment to the Registration Statement for the respective bonds comprising the trust portfolio are the ratings currently indicated in our KENNYBASE database.

          You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.


                                   Sincerely,



                                   Frank A. Ciccotto
                                   Frank A. Ciccotto


                                                              Exhibit 23.1b.











                                   CONSENT OF INDEPENDENT AUDITORS
We consent to the use of our report, dated August 4, 1997, accompanying the financial statements of the Dean Witter Select Municipal Trust Insured California Series 58 included herein and to the reference to our Firm as experts under the heading "Auditors" in the prospectus which is a part of this registration statement.





DELOITTE & TOUCHE LLP




Septmber 4, 1997
New York, New York






                                                             Exhibit 23.1d.


             Letterhead of Standard & Poor's Ratings Services
               A Division of The McGraw-Hill Companies, Inc.


                                                          September 4, 1997


Dean Witter Reynolds Inc.
Two World Trade Center
New York, New York  10048


               Re:  Dean Witter Select Municipal Trust,
                    Insured California Series 58


Gentlemen:

          It is our understanding that you are filing with the Securities and Exchange Commission a Post-Effective Amendment to the above-captioned trust, SEC file number 33-45205.

          Since the portfolio is composed solely of securities covered by bond insurance policies that insure against default in the payment of prin-cipal and interest on the securities for so long as they remain outstanding and such policies have been issued by one or more insurance companies which have been assigned "AAA" claims paying ability ratings by Standard & Poor's, we reaffirm the assignment of a "AAA" rating to the units of the trust and a "AAA" rating to the securities contained in the trust.

          You have permission to use the name of Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and the above-assigned ratings in connection with your dissemination of information re-lating to these units, provided that it is understood that the ratings are not "market" ratings nor recommendations to buy, hold, or sell the units of the trust or the securities in the trust. Further, it should be understood that the rating on the units does not take into account the extent to which fund expenses or portfolio asset sales for less than the fund's purchase price will reduce payment to the unit holders of the interest and principal required to be paid on the portfolio assets. Standard & Poor's reserves the right to advise its own clients, subscribers, and the public of the ratings. Standard & Poor's relies on the sponsor and its counsel, account-ants, and other experts for the accuracy and completeness of the informa-tion submitted in connection with the ratings. Standard & Poor's does not independently verify the truth or accuracy of any such information.

          This letter evidences our consent to the use of the name of Stan-dard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. in connection with the rating assigned to the units in the amendment






                                    -2-


referred to above. However, this letter should not be construed as a con-sent by us, within the meaning of Section 7 of the Securities Act of 1933, to the use of the name of Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. in connection with the ratings assigned to the securities contained in the trust. You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

          Please be certain to send a copy of your final prospectus as soon as it becomes available. Should we not receive it within a reasonable time after the closing or should it not conform to the representations made to us, we reserve the right to withdraw the rating.

          We are pleased to have had the opportunity to be of service to you. If we can be of further help, please do not hesitate to call upon us.


                                   Sincerely



                                   Sanford B. Bragg
                                   Sanford B. Bragg
                                   Managing Director







                                                              Exhibit 27.1.



                          FINANCIAL DATA SCHEDULE